Exh. j(3)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 20, 2010, relating to the financial statements and financial highlights which appear in the July 31, 2010 Annual Report to Shareholders of John Hancock Technical Opportunities Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Portfolio Regarding Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
August 30, 2011